MDSI MDSI Mobile Data Solutions Inc. Nasdaq-NM

MDSI Retains Bear Stearns to Assist in Evaluation of Strategic Alternatives

RICHMOND, British Columbia, Sep 22, 2003 (BUSINESS WIRE) — MDSI Mobile Data Solutions (Nasdaq:MDSI) (TSX:MMD) has retained Bear, Stearns & Co. Inc. as financial advisor to the Board of Directors. The Board is evaluating potential business combinations, financing and other strategic alternatives to help the Company offer enhanced products and services to its customers and maximize shareholder value.

According to Erik Dysthe, President, CEO and Chairman of MDSI, “We are looking at the full variety of options to improve what we offer our customers and to provide shareholders with a value for their shares that better reflects MDSI’s business today and its potential for the future.”

About MDSI

MDSI is the largest, most successful and experienced provider of mobile workforce management software in the world. MDSI’s software improves customer service and relationships and reduces operating costs by allowing companies to manage field resources more effectively. Headquartered in Richmond, BC, Canada, MDSI was founded in 1993 and has approximately 350 employees. The company has operations and support offices in the United States, Canada, Europe and Australia. MDSI services approximately 100 customers and has licensed more than 80,000 field service users around the world. MDSI is a public company traded on the Toronto Stock Exchange (MMD) and on NASDAQ (MDSI). www.mdsi-advantex.com.

SOURCE: MDSI Mobile Data Solutions Inc.

MDSI Mobile Data Solutions Inc.
Rick Wadsworth, 519-729-7998 (Investors)
Email: ir@mdsi.ca
Website: www.mdsi-advantex.com
or
MDSI Mobile Data Solutions Inc.
Robin Jones, 604-207-6111 (Media)
Email: pr@mdsi.ca